Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, May 29, 2015	For more information, contact: Brad Pogalz (952) 887-3753

DONALDSON INCREASES QUARTERLY DIVIDEND AND

AUTHORIZES NEW SHARE REPURCHASE PROGRAM

Quarterly cash dividend increase of 3 percent to 17 cents per share

Share repurchase authorization of approximately 10% of outstanding shares

MINNEAPOLIS (May 29, 2015) — Donaldson Company, Inc. (NYSE: DCI) today announced that its Board of Directors approved an increase to its quarterly cash dividend and authorized a new share repurchase program.

“Our priorities for capital deployment, including investing in support of our Strategic Growth Plan while also returning cash to our Shareholders through dividends and share repurchase, remain critical to our success over time,” said Tod Carpenter, Donaldson’s CEO. “I am confident that maintaining consistency in our approach to capital deployment creates long-term value for our Shareholders.”

Donaldson’s Board of Directors declared a quarterly cash dividend of 17 cents per share, an increase of 3 percent from the previous quarterly cash dividend of 16.5 cents. The dividend is payable July 2, 2015, to Shareholders of record as of June 16, 2015. The current declaration is the 239th consecutive quarterly cash dividend paid by the Company over a time span of 59 years.

Concurrent with the increase to its quarterly dividend, Donaldson is also increasing the top-end of its targeted payout ratio to 45 percent from 40 percent. The Company now expects its long-term dividend payout will be between 35 percent and 45 percent of the average of its three-year trailing earnings per share.

Additionally, Donaldson’s Board of Directors authorized the repurchase of up to 14 million shares of its common stock, or approximately 10 percent of its outstanding shares. The new repurchase authorization replaces the existing authority that was approved in September 2013. Through the third quarter of fiscal 2015, the Company has repurchased approximately 11.6 million shares under the prior authorization of 15 million shares. Over the past 25 years, Donaldson has, on average, reduced its outstanding shares by approximately 2.1 percent annually.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance, and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.Donaldson.com.

Donaldson Company, Inc.

May 29, 2015

Miscellaneous

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

###